Exhibit 99.1

CACHET FINANCIAL SOLUTIONS INC.

FINANCIAL STATEMENTS

December 31, 2012 and 2011

C O N T E N T S

Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Balance Sheets	F-2

Statements of Operations	F-3

Statements of Shareholders’ Equity (Deficit)	F-4

Statements of Cash Flows	F-5

Notes to Financial Statements	F-6 – F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Cachet Financial Solutions Inc.
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Cachet Financial Solutions Inc. as of December 31, 2012 and 2011, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cachet Financial Solutions Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited revenues, suffered recurring losses from operations and has a shareholders’ deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Lurie Besikof Lapidus & Company, LLP Minneapolis, Minnesota

September 4, 2013, except for Note 2, as to which the date is December 31, 2013.

CACHET FINANCIAL SOLUTIONS INC.
BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$82,969	$76,081
Accounts receivable, net	159,826	41,692
Deferred commissions	43,013	15,486
Prepaid expenses	565,400	525,240
TOTAL CURRENT ASSETS	851,208	658,499

PROPERTY AND EQUIPMENT, net	618,923	503,985
LICENSES	20,836	41,668
DEFERRED COMMISSIONS	10,929	-
DEFERRED FINANCING COSTS	157,150	1,085,436
TOTAL ASSETS	$1,659,046	$2,289,588
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$786,311	$418,021
Accrued compensation	101,104	84,014
Accrued interest	1,090,219	55,556
Accrued rent	4,482	-
Deferred revenue	161,853	59,124
Current portion of long-term debt	10,527,825	3,276,031
TOTAL CURRENT LIABILITIES	12,671,794	3,892,746

LONG-TERM DEBT, net of current portion	1,098,845	289,866
WARRANT LIABILITY	256,000	-
DEFERRED REVENUE	63,084	2,828
ACCRUED RENT	54,331	-
TOTAL LIABILITIES	14,144,054	4,185,440

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT
Capital stock, $.01 par value, 25,000,000 shares authorized
Preferred shares - 2,500,000 shares authorized, None Issued and Outstanding	-	-
Common shares - 22,500,000 shares authorized	15,250	15,250
1,524,991 issued and outstanding
ADDITIONAL PAID-IN-CAPITAL	10,135,786	7,822,767
ACCUMULATED DEFICIT	(22,636,044)	(9,733,869)
TOTAL SHAREHOLDERS' DEFICIT	(12,485,008)	(1,895,852)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,659,046	$2,289,588

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011
REVENUE	$373,231	$83,143
COST OF REVENUE	2,048,325	1,228,078
GROSS LOSS	(1,675,094)	(1,144,935)
OPERATING EXPENSES
Sales and marketing	2,899,903	2,235,232
General and administrative	2,901,000	2,158,801
Research and development	467,210	262,134
TOTAL OPERATING EXPENSES	6,268,113	4,656,167
OPERATING LOSS	(7,943,207)	(5,801,102)
INTEREST EXPENSE	(4,379,468)	(1,747,138)
OTHER EXPENSE	(579,500)	(1,042)
NET LOSS	$(12,902,175)	$(7,549,282)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and fully diluted	1,524,991	1,396,591
Net loss per common share - basic and fully diluted	$(8.46)	$(5.41)

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated	Total Shareholders'
	Shares	Amount	Paid-In-Capital	Deficit	Equity (Deficit)

BALANCE, DECEMBER 31, 2010	1,331,049	$13,310	$3,426,885	$(2,184,587)	$1,255,608
Issuance of shares, net of $8,777 related expenses	124,442	1,245	1,109,978	-	1,111,223
Proceeds from exercise of warrants	57,500	575	229,425	-	230,000
Issuance of warrants	-	-	2,645,113	-	2,645,113
Issuance of shares for debt guarantee	12,000	120	107,880	-	108,000
Stock compensation expense	-	-	303,486	-	303,486
Net Loss	-	-	-	(7,549,282)	(7,549,282)
BALANCE, DECEMBER 31, 2011	1,524,991	15,250	7,822,767	(9,733,869)	(1,895,852)
Issuance of warrants	-	-	2,001,808	-	2,001,808
Stock compensation expense	-	-	311,211	-	311,211
Net loss	-	-	-	(12,902,175)	(12,902,175)

BALANCE, DECEMBER 31, 2012	1,524,991	$15,250	$10,135,786	$(22,636,044)	$(12,485,008)

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net loss	$(12,902,175)	$(7,549,282)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount/amortization of financing costs	3,268,717	1,637,824
Depreciation and amortization	332,742	227,046
Stock compensation	311,211	303,486
Amortization of deferred commissions	45,503	12,007
	(8,944,002)	(5,368,919)
Changes in operating assets and liabilities:
Accounts receivable	(118,134)	(41,692)
Deferred commissions	(83,958)	(27,494)
Prepaid expenses	(40,160)	(470,805)
Accounts payable	368,290	397,862
Accrued compensation	17,090	19,014
Accrued interest	1,034,664	55,104
Deferred revenue	162,985	61,952
Accrued rent	58,813	-
Net cash used in operating activities	(7,544,412)	(5,374,978)

INVESTING ACTIVITIES
Purchase of fixed assets	(426,848)	(397,424)
Net cash used in investing actvities	(426,848)	(397,424)

FINANCING ACTIVITIES
Proceeds from bank borrowing	153,085	1,188,188
Repayment of bank borrowings	(147,367)	(81,294)
Proceeds from issuance of notes and warrants	8,200,980	3,697,570
Repayment of notes	-	(524,554)
Payment of debt issuance costs	(228,550)	(74,500)
Issuance of common stock, net of costs	-	221,223
Net cash provided by financing activities	7,978,148	4,426,633

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,888	(1,345,769)

CASH AND CASH EQUIVALENTS
Beginning of year	76,081	1,421,850
End of year	$82,969	$76,081

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$65,037	$50,914

NONCASH FINANCING TRANSACTION
Conversion of debt to equity	-	1,120,000

The accompanying notes are an integral part of these financial statements.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Business and Operations

Overview

Cachet Financial Solutions Inc. “The Company” is a provider of remote deposit capture (RDC) solutions to financial institutions and their customers. Remote deposit capture is a service that allows customers of a financial institution to use their mobile phone or other scanning device to capture images of checks and transmit the images to accomplish the bank deposit transaction. The Company offers its services to financial institutions in the United States and Canada.

Basis of Presentation

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. From its inception to December 31, 2012, the Company has cumulative operating losses of $22.6 million, and as of December 31, 2012, its current liabilities exceed its current assets by $11.8 million. Through June 2013, the Company has significantly reduced its outstanding debt and accrued interest by converting it to common stock (Note 14). The Company has also raised an additional $1.4 million in equity and borrowed $2.8 million to support operations. In 2013, the Company expects to continue to grow its client base and increase its revenues through higher RDC transaction volumes. However, the Company is expected to continue to incur significant operating losses through 2013. As such, its ability to continue as a going concern through 2013 is dependent on raising additional capital and there is no assurance the Company will be successful in raising such capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

Revenue Recognition

The Company generates revenue from the following sources: (1) subscription and support fees (2) transaction volume fees, (3) fees related to the implementation of RDC software for clients, and (4) professional services such as client specific software customization and other products and services.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or performance of services has occurred, the price is fixed and determinable and collection is reasonably assured.   The following is the Company’s revenue recognition policy for each source of revenue:

•	Subscription and support fees are recognized over the contract period.
•	Transactional volume fees are recognized as transactions are processed and monthly services performed.
•
Implementation fees are recognized over the term of the contract or expected life of the contract where no contractual term exists. Generally, client agreements are entered into for 12 to 36 months. A majority of the implementation service component of the arrangement with customers is performed within 120 days of entering into a contract with the customer.

•
Professional fees and other revenues include fees from consultation services to support the business process mapping, configuration, integration and training and are recognized when the service is performed.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Deferred revenue represents amounts billed to, or paid by clients, in advance of meeting the revenue recognition criteria.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting the Company’s cloud-based application, providing customer support, data communications expense, salaries and benefits of operations and support personnel, software license fees, amortization expense associated with acquired developed technology assets, and property and equipment depreciation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at one financial institution and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable represent amounts due from customers.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The allowance for doubtful accounts was approximately $10,000 and $0 as of December 31, 2012 and 2011, respectively. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk.

Property and Equipment

Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Computer and Data Center Equipment	3 years
Purchased software	3 years
Leasehold Improvements	3 - 5 years, or lease term if less
Furniture and fixtures	7 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized over the lives of the related debt agreements. The costs are amortized to interest expense using the effective interest method.  In the event debt is converted or paid prior to maturity, any unamortized issuance costs are charged to expense.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Deferred Commissions

The Company capitalizes commission costs that are incremental and directly related to the acquisition of customer contracts. Commission costs are capitalized and amortized over the term of the related customer contract. Amortization of deferred commissions was $45,503 and $12,007 during the years ended December 31, 2012, and 2011, respectively.

Licenses

Licenses consist of a block purchase of certain software licenses for $62,500 in 2010.  These costs are amortized on a straight-line basis over the estimated useful life of 3 years.   As of December 31, 2012, future amortization of license agreements is expected to be $20,836 for 2013.

Advertising

Advertising costs are expensed as incurred. Advertising costs were approximately $22,550 and $24,100 for the years ended December 31, 2012 and 2011, respectively, and are included in sales and marketing expense on the accompanying statements of operations.

Net Loss Per Common Share

Basic and diluted net loss per common share for all periods presented is computed by dividing the net loss available to common shareholders by the weighted average common shares outstanding and  common stock equivalents, when dilutive. Potentially dilutive common stock equivalents include common shares issued pursuant to stock warrants, stock options and convertible note agreements. Common stock equivalents were not included in determining the fully diluted loss per share as they were antidilutive.
The following table reflects the amounts used in determining loss per share:

	2012	2011

Net Loss	$(12,902,175)	$(7,549,282)
Weighted average common shares outstanding	1,524,991	1,396,591
Net Loss Per Common Share – basic and diluted	$(8.46)	$(5.41)

Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments for certain financial instruments and to determine fair value disclosures.  Warrants issued with price protection features are recorded at fair value on a recurring basis.  The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value due to the short maturity of those instruments. With respect to determination of fair values of financial instruments there are the following three levels of inputs:

Level 1 Inputs– Quoted prices for identical instruments in active markets.

Level 2 Inputs– Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs– Instruments with primarily unobservable value drivers.

The warrants that are carried at fair value are valued using level 3 inputs utilizing a Black-Scholes-Merton option pricing model under probability weighted estimated outcomes.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the financial statements. Significant estimates include the Company’s ability to continue as a going concern, allowance for doubtful accounts, assumptions used to value stock options and warrants, and the value of shares of common stock issued for services. Actual results could differ from those estimates.

Stock-Based Compensation

The Company accounts for stock-based compensation using the estimated fair values of warrants and stock options. For purposes of determining the estimated fair values the Company uses the Black-Scholes-Merton option pricing model.   The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.  The fair values of stock award grants are determined based on the number of shares granted and estimated fair value of the Company’s common stock on the date of grant.

Research and Development Costs

The Company considers those costs incurred in developing new processes and solutions to be research and development costs and they are expensed as incurred.

Recent Accounting Pronouncements

The Company’s management has reviewed and considered all recent accounting pronouncements and believe there are none that could potentially have a material impact on the Company’s financial condition, results of operations, or disclosures.

2.  Reverse Stock Split

On December 31, 2013, every four shares of issued and outstanding common stock were exchanged for one share of issued and outstanding stock, without any change in the par value, and our authorized common shares were proportionally reduced from 90,000,000 to 22,500,000 shares. Authorized preferred shares were reduced from 10,000,000 to 2,500,000.  All amounts in the accompanying financial statements and notes related to shares, share prices and loss per share have been restated to give retrospective presentation of the reverse split.

3.  Note Receivable

At December 31, 2012, the Company has a note receivable, bearing interest at 5%, for fees being refunded for an unsuccessful capital raising transaction. The note has a face value of $501,000 and is due in October 2013. The collectability of this note is uncertain and the Company has established a reserve for 100% of the balance owed. The resulting charge is included in other expense in 2012.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

4.  Prepaid Expenses

Prepaid expenses primarily consist of prepayment of licenses, or deposits with, the providers of RDC software capabilities to the Company.

5.  Property and Equipment

Property and equipment consists of the following at December 31:

	2012	2011

Computer equipment	$211,539	$132,521
Data center equipment	325,075	223,256
Purchased software	568,170	405,992
Furniture and fixtures	59,236	20,282
Leasehold improvements	53,465	8,587
Total property and equipment	1,217,485	790,638
Less: accumulated depreciation	(598,562)	(286,653)
Net property and equipment	$618,923	$503,985

Depreciation expense was $311,910 and $206,214 for the years ended 2012 and 2011, respectively.

6.  Financing Arrangements

The Company has raised debt through several forms of borrowing including bank loans, loans from Directors and other affiliated parties and unaffiliated third party investors.  Certain of the debt was issued with detachable warrants that permit the investor to acquire shares of the Company’s common stock at prices as specified in the individual agreements.

Following is a summary of debt outstanding as of the December 31:

	2012	2011

Senior Secured Note Payable, due April 2013.	$1,500,000	$-
Notes Payable to Directors and Affiliates.	2,326,991	197,819
Note Payable – Bank.	-	1,100,000
Convertible, Subordinated Notes, due March 2012 Stated interest of 6%; effective interest of 49%.	312,561	312,561
Convertible Series Notes, due September 2014. Stated interest at 12%; effective interest of 27%.	575,000	-
Series Subordinated Notes, due from December 2011 through March 2015. Stated interest ranges from 9-25%; effective interest ranges from 28% to 261%.	7,066,808	1,965,000
Installment Note Payable – Bank.	228,920	228,200
Long-Term Debt, gross	12,010,280	3,803,580
Unamortized Discount	(383,610)	(237,683)
Long-Term Debt, net	$11,626,670	$3,565,897

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Future maturities of long-term debt is as follows:

2013	$10,527,825
2014	1,098,845
$11,626,670

Senior Secured Note Payable

In October 2012, the Company entered into a Loan and Security agreement (the “Secured Loan Agreement”) that provides for borrowings of up to $1,500,000. Borrowing under the Secured Loan Agreement is secured by all property of the Company including tangible and intangible property. In addition, the Secured Loan Agreement contained certain negative pledges and restrictions on certain types of transactions and use of loan proceeds. The note is guaranteed by a Company director and the spouse of the director.  Outstanding borrowings bear interest at 16%, with provisions for increases in the event of default. The Secured Loan Agreement’s stated expiration date was April 23, 2013. In addition, the agreement contains certain covenants, some of with which the Company was not in compliance. The note was amended in February 2013 and an additional $1,000,000 was borrowed bearing interest at 10% and due August 2013.  Further, as part of the amendment the lender will receive a payoff premium ranging from $300,000 to $750,000 depending on the date the loan is repaid. The Company anticipates paying the maximum prepayment premium and will accrue that as interest in 2013.

The lender also received a warrant to purchase 76,228 shares of Company common stock at $9.00 per share. The warrant expires in October 2017.  Including the value of the warrant at the date of issuance, the effective interest rate on the full $2,500,000 available under the Secured Loan Agreement is 38%.The exercise price of the warrant is subject to downward adjustment in the event of the subsequent sale of common stock or convertible debt at a lower price, as defined, prior to exercise of the warrant. As a result of this provision, the Company determined that the warrant should be accounted for as a liability carried at fair value.  In February 2013, the option price was adjusted to $2.88 and the shares of Company common stock to be acquired were increased to 238,212 based on a qualifying transaction. The Company determined the value of the warrant to be $250,000 and $256,000 at the date of grant and December 31, 2012, respectively.

Notes Payable to Directors and Affiliates

During 2012, the Company borrowed $1,000,000 in unsecured notes from certain current or former directors or their affiliates. These notes have a stated effective annual interest rate of 24% for the first 60 days and 40% thereafter until paid. The notes are due August – December 2012, and are past due.

In October 2012, a director of the Company issued a loan to the Company for $1,105,000, replacing the note payable – bank of $1,105,000. The loan to director is due in November 2013 and has an interest rate equal to the prime rate plus 1.25%, but not less than 4.5%. The loan is guaranteed by the president of the Company.  Concurrent with that loan, the director received a warrant to purchase 50,000 shares of Company common stock at $4.00 per share. This warrant expires in November 2017. This note is secured by the pledge of 86,875 shares of Company stock and 136,250 options owned by the President/CEO of the Company. The loan is subordinate to the senior secured note payable until such time as that note is repaid; afterwards the loan becomes senior to all other debt.

In November 2010, the Company borrowed $300,000 from a director. The loan is unsecured, has a stated interest rate of 6% and is due in equal monthly installments of $9,127 until fully amortized in November 2013. The loan provides for acceleration of the remaining principal under certain conditions. At December 31, 2012, the Note is past due. In conjunction with the loan agreement, the director received 17,484 shares of Company common stock with an aggregate value of $69,937.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Note Payable – Bank

Prior to its assumption by a director in October 2012, the Company had a credit facility with a bank which provided for borrowings up to $2,500,000. Borrowings under the line had an interest rate equal to the prime rate plus 1.25%, but not less than 4.5%. This loan was secured by certain securities of a director on deposit with the bank as well as guarantees of three directors. Borrowings under this facility were replaced by the October 2012 note payable to director described above.

Convertible, Subordinated Notes, due March 2012

In March 2011, the Company issued $1,432,561 in face amount of convertible debt, the “March 2011 Notes”. These notes had a stated interest rate of 6%. The terms of the notes allowed the holders to convert the debt into common stock at any time prior to maturity at conversion rate equal to the lesser of $9.00 per share or 25% below the offering price in the sale of securities in a qualified sale of securities, as defined. Payment of principal and interest on these notes was unsecured and subordinated to senior indebtedness, as defined.  Concurrent with the issuance of these notes, the Company issued warrants to purchase 107,442 shares of Company common stock at $4.00 per share. In July and August 2011, the Company prepaid the majority of these notes  and accrued interest. After the prepayment, holders of these notes purchased 124,449 shares of Company stock at $9.00 per share for an aggregate purchase price of $1,120,000.

Convertible Series Notes, due September 2014

The Company issued $575,000 in convertible notes (the “Convertible Series Notes”) that allows the holders to convert debt into Company common stock at any time prior to maturity at a conversion rate equal to the lesser of $10.00 per share or 20% below the offering price in the sale of securities in a qualified sale of securities in excess of $10 million, as defined. In addition, these notes automatically convert to Company common stock at the conversion rate in the event of an equity financing in excess of $5 million or a change in control, as defined. These notes also contain a liquidation preference that could result in an amount due upon liquidation equal to 1.5 times the outstanding principal balance. In addition, these notes contain provisions for acceleration in the event of certain equity offerings, as defined.

The note agreement contains a provision that restricts payment to the note holders unless an amount is simultaneously paid to the holders of existing debt.  In addition, the notes are subordinated to all future debt.

The notes were issued with warrants to purchase 35,938 shares of Company common stock at a price based upon future equity sales, as specified in the warrant. Based on recent equity sales the exercise price was fixed at $4.40 per share. The warrants expire in September 2017.

Series Subordinated Notes

Between June 2011 and December 2012, the Company borrowed approximately $7,800,000 utilizing a series of notes the “Series Notes”. The Series Notes were issued in tranches that contained various terms with regard to maturity dates, interest rates, subordination, conversion features and the number of warrants issued with each tranche. Certain Series Notes contained a Company option to extend the due dates by up to 90 days, as well as provisions for acceleration upon completion of certain financings. The maturity dates range from December 31, 2011 through March 15, 2015.

As of December 31, 2012, $5,383,000 of this debt has reached or is past its stated maturity dates. In connection with these Series Notes, the Company issued warrants to purchase an aggregate of 780,000 shares of Company common stock at $4.00 per share. These warrants expire in November 2015.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Installment Note Payable – Bank

In April 2010, the Company borrowed $280,045 from a bank and the note was renewed in May 2011 and 2012.  The note bears interest at the prime rate plus 1%, but not less than 5%. Beginning in June 2011, the note required monthly payments of $8,403.  Upon renewal in May 2012, the note is due on demand, if no demand is made then the note is due in monthly payments of $8,403 from June 30, 2012 through April 2015 with a final payment of $8,389 due in May 2015. Borrowings are secured by substantially all of the Company property and are guaranteed by three of the Company’s directors.

Other Information Regarding Debt

The prime interest rate was 3.25% at December 31, 2012 and 2011.

7.  Employee Benefit Plan

The Company has defined contribution 401(k) saving plan covering all employees satisfying certain eligibility requirements.  The plan provides for Company contributions; the Company did not make any contributions for the years ended December 31, 2012 or 2011.

8.  Commitments and Contingencies

Operating Leases

The Company leases approximately 22,000 square feet of office space in Chanhassen, Minnesota.  The lease commenced on May 1, 2012 and extends through August 31, 2016. Prior to May 1, 2012 the Company leased office space under a lease agreement commencing in December 2010 and expiring on April 30, 2012.  In addition to the office space, the Company leases certain office furniture and equipment under operating leases expiring in May 2015. Rent expense under all leases was $254,272 in 2012 and $166,125 in 2011.

The Company’s office space lease calls for rent increases over the term of the lease. The Company records rent expense on a straight line basis using average rent for the term of the lease. The excess of the expense over cash rent paid is shown as accrued rent.

Total future minimum contractual lease payments for all operating leases are as follows:

Minimum Lease Commitments

2013	$227,400
2014	291,200
2015	247,200
2016	142,500

Litigation

In December 2010, the Company received notice from a party claiming that one of its trademarks employing the word “Cachet” may infringe that party’s trademarks. We are presently reviewing the matter and expect to engage in discussions with the party. Based on current information and belief we believe there are substantial and meaningful differences between the relevant trademarks that would in our reasonable judgment preclude a finding of infringement, or that would adversely affect the trademark in question. In the event we are unable to reach an agreement with that third party, we intend to vigorously contest its claims and protect our rights.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Financial Service Agreements

The Company has agreements with financial advisory services companies.  These agreements contain various provisions including assisting the company in identifying potential investors.  The agreements may require the Company to pay the advisor a monthly fee or cash, warrants or combination thereof, based upon certain defined events including the closing of financing transactions.  Some of these agreements contain termination provisions and may require the Company to pay the advisor for transactions closing subsequent to the agreement termination.

9.  Income Taxes

The shareholders of the Company elected to be taxed as an S corporation under the provisions of the Internal Revenue Code and related Minnesota statutes. Under these provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the shareholders are liable for income taxes on their respective share of the Company’s taxable income.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. Management has analyzed the tax positions taken by the Company, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes the Company is subject to income tax examinations since its inception in 2010.

10.  Shareholders’ Equity

The Company’s authorized capital consists of 22,500,000 shares of $.01 par value common stock and 2,500,000 shares of $.01 par value preferred stock.

Common Stock

The estimated fair value assigned to shares issued for other than cash was based upon recent cash sales transactions.

In May 2011, following their guarantee of bank related financing, three directors each received 4,000 shares that had an estimated fair value at the time of issuance of $9.00 per share.

In July and August 2011, the Company issued 124,442 shares of Company common stock at $9.00 per shares for an aggregate purchase price of approximately $1,120,000 in conjunction with the prepayment of the Convertible, Subordinated Notes, due March 2012.

In December 2011, warrant holders exercised warrants to purchase 57,500 shares of Company common stock at a price of $4.00 per share for an aggregate purchase price of $230,000. Included in this exercise was 50,000 warrants exercised by a director.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

Warrants

In addition to warrants issued in connection with debt described above, the following are transactions involving issuance of warrants in September 2011 at $4.00 per share and expiring November 1, 2015:

Three directors guaranteed the note payable – bank each providing a guarantee of up to $1,041,000. Each director received warrants with an aggregate fair value of approximately $1,191,000 to purchase 78,125 shares of Company common stock for providing their guarantees.

In addition, a director received a warrant with a fair value of approximately $389,000 to purchase 76,560 shares of Company common stock in exchange for his pledge of certain personal assets to secure the $1,105,000 loan provided under the bank credit facility.  In consideration for his incremental guarantee of that asset pledge, another director received a warrant with a fair value of approximately $42,100 to purchase 8,291 shares.

The following is a summary of warrants issued in 2012:

	Number of Warrants	Weighted Avg. Exercise Price	Weighted Remaining Life (Years)

Balance, December 31, 2011	541,442	$4.00
Issued with debt	697,290	4.56
Issued for guarantees	319,248	4.00
Balance, December 31, 2012	1,557,980	4.16	2.99

The fair value of the warrants was determined using the Black-Scholes-Merton option  pricing model and the following assumptions.

All Periods
Expected term	1.5 – 2.5 Years
Expected dividend	0%
Volatility	31% – 36%
Risk-free interest rate	0.31% – 1.36%

The Company had warrants outstanding representing the right to purchase 1,557,980 shares of Company common stock at a weighted average exercise price of $4.25 at December 31, 2012.

11.  Equity Incentive Plan

On February 9, 2010, the Board of Directors adopted the 2010 Equity Incentive Plan (EIP).  The plan has been approved by our shareholders.  Participants in the plan may include our employees, officers, directors, consultants, or independent contractors who our compensation committee determines shall receive awards under the plan.  The number of shares of common stock reserved for issuance under the plan is 337,500 shares. The plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the "Code"). The EIP also permits the grant of options that do not qualify as incentive stock options, restricted stock, restricted stock units, stock bonuses, cash bonuses, stock appreciation rights, performance awards, dividend equivalents, warrants and other equity-based awards. The plan expires on February 12, 2020.    Options granted to employees generally vest over three years. Stock awards granted to non-employee directors generally vest 50% on the grant date and 50% on the first anniversary of the date of the grant. Options expire five years from the date of grant.

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

In addition to options issued under the EIP, as of December 31, 2012 the Company had issued options to purchase 336,500 shares of Company common stock to directors, certain officers and business consultants.

The Company has used an expected life of three years for the term of the options.  As no options have been exercised, management has made an estimate of an average life that is slightly longer than the vesting period.

The estimated fair values of stock options granted and assumptions used for the Black-Scholes-Merton option pricing model were as follows:

	2012	2011

Estimated Fair Value	$158,265	$999,117
Options Granted	67,000	363,168

Expected Term	3 Years	3 Years
Expected Dividend	0%	0%
Volatility	32 – 39%	39 – 45%
Risk Free Interest Rate	0.3 – 0.4%	0.4 – 1.41%

Following is a summary of stock option activity in 2012:

	Number of Options	Weighted Avg. Exercise Price	Weighted Remaining Contractual Life (Years)	Intrinsic Value

Balance, December 31, 2011	602,292	$6.00
Granted	67,000	8.48
Exercised	-
Forfeited or Expired	(55,250)	7.76
Balance, December 31, 2012	614,042	6.00	3.02	$1,836,250
Exercisable at December 31, 2012	377,376	4.16	2.73	1,818,250

The following is a summary of nonvested stock options:

	Number of Options	Weighted Avg. Fair Value

Balance, December 31, 2011	377,704	$2.52
Granted	67,000	2.36
Vested	(153,621)	2.08
Forfeited	(54,417)	2.48
Balance, December 31, 2012	236,666

CACHET FINANCIAL SOLUTIONS INC.
NOTES TO FINANCIAL STATEMENTS

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.

Total stock compensation expense was $311,211 in 2012 and $303,486 in 2011. As of December 31, 2012 the total compensation cost related to nonvested awards not yet recognized was $398,000. That cost will be recognized over a weighted average period of nine months.

12. Related Party Transactions

Balances with related parties consisting of members of the Board of Directors (collectively Affiliates) for borrowings and warrants as of the end of each year were as follows:

	2012	2011

Debt held by related parties	$4,869,551	$1,345,803
Total Interest paid to related parties	9,393	16,815
Warrants held by related parties	791,998	618,060

13. Concentrations

The Company relies on two vendors to provide technology and licensing components that are critical to its RDC solution.

14. Subsequent Events

In addition to the February 2013 amendment to borrow an additional $1,000,000 on the Senior Secured Note Payable (Note 5), the following transactions have occurred subsequent to December 31, 2012:

In February 2013, the Company offered to convert debt, plus accumulated interest, into shares of the Company’s common stock. As a result, $6,757,876 of debt and accumulated interest was converted into 1,858,417 shares of common stock based on an exchange rate at $3.64 per share. Included in this amount is $1.1 million of conversions by a former director. The Company was recently made aware that the former director is disputing the conversion. The Company believes this dispute is without merit. Concurrent with the conversion of the those notes, the Board of Directors determined that it was in the best interest of the Company to adjust the conversion rates for former noteholders that had previously converted or purchased shares at $9.00 per share.  An adjustment was made to reduce their conversion rate or purchase price, as applicable, to $4.00 per share. As a result, the Company issued an additional 427,619 shares with a fair value of $1,710,475 which was recorded as an expense in 2013.

In February 2013 the Board of Directors approved an adjustment to the exercise price of all outstanding employee stock options that had been issued at a price greater than $4.00 per share. The vesting period for these options was unchanged. The aggregate excess of the fair value of the $4.00 options over the $9.00 options on the date of modification was $236,000.  As a result of this modification the company recorded additional share-based compensation of $119,000 in February 2013, for the vested portion, and the remaining $117,000 will be recognized over the remaining vesting term.

In February 2013, the Company issued warrants with a fair value of approximately $205,000 to purchase 281,250 shares of the Company’s common stock at $4.00 per share and expiring November 2017 to a director for the director guaranteeing the Senior Secured Note Payable.

Additionally, from January 2013 through June 12, 2013, the Company issued warrants with a fair value of approximately $227,000 to purchase 252,438 shares of the Company’s common stock at a price ranging from $4.00 to $5.00 per share to various individuals and directors and expiring through November 2017.

The Board of Directors also increased the authorized number of shares under the EIP to 625,000.